                                                                   EXHIBIT 11.1



                     VIRCO MFG. CORPORATION AND SUBSIDIARIES

         Exhibit (11) - Statement Re: Computation of Earnings Per Share




                                                       Three Months Ended             Nine Months Ended
                                                       ------------------             -----------------

                                                   10/31/97        10/31/96        10/31/97        10/31/96
                                                 -----------     -----------     -----------     -----------
Primary:

Average Shares Outstanding                         8,859,444       8,859,444       8,859,444       8,859,444

Net effect of dilutive stock options - based
on the treasury stock method using average
market price
                                                     324,856         159,869         232,499         132,647
                                                 -----------     -----------     -----------     -----------

Totals                                             9,184,300       9,019,313       9,091,943       8,992,091
                                                 ===========     ===========     ===========     ===========

Net Income                                       $ 6,765,000     $ 5,097,000     $11,492,000     $ 7,006,000
                                                 ===========     ===========     ===========     ===========

Per Share Amount                                 $       .74     $       .57     $      1.26     $       .78
                                                 ===========     ===========     ===========     ===========



Weighted average shares outstanding are adjusted for three for two stock split declared August 19, 1997.